                                  Exhibit 11.1
                                  ------------

                           SYQUEST TECHNOLOGY, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                               Fiscal Years Ended September 30,
                                             1996/(1)/      1995/(1)/    1994/(1)/
                                            ------------   -----------   ----------
                                             (in thousands, except per share data)

  Income before cumulative effect
    of accounting change and
    extraordinary credit                      $(136,651)     $(11,786)      $ 5,059
  Cumulative effect of accounting
    change                                           --            --           346
  Effect of incremental yield embedded
    in conversion terms                       $  (5,733)     $     --       $    --
                                              ---------      --------       -------
  Net Income                                  $(142,384)     $(11,786)      $ 5,405

  Common and common equivalent
    shares outstanding:
    Common Stock                                 11,497        11,063        11,029
    Options                                          --            --           618
    Warrants                                         --            --            --

  Common and common equivalent
    shares used in computing per share
    amounts                                      11,497        11,063        11,647
                                              =========      ========       =======

  Income per share before cumulative
   effect of accounting change and
   extraordinary credit                       $  (12.38)     $  (1.07)      $   .43
  Cumulative effect of accounting
    change per share                                 --            --           .03
                                              ---------      --------       -------

  Net income per share                        $  (12.38)     $  (1.07)      $   .46
                                              =========      ========       =======

  /(1)/ Primary and fully diluted income per share are the same.